Exhibit 99.1

RealPage Elects Dana Jones to Board of Directors

RICHARDSON, Texas, (October 23, 2019) - RealPage, Inc. (NASDAQ:RP), a leading global provider of software and data analytics to the real estate industry, today announced that on October 21, 2019, the Board of Directors elected Dana Jones as a member of the Board and designated her as a Class III Director to stand for election at RealPage’s 2022 annual meeting of stockholders. Ms. Jones has also been appointed to the Compensation Committee of the Board of Directors.

Comments on the News
“I am thrilled to be joining the RealPage Board at such an exciting time,” said Ms. Jones. “RealPage is well positioned to leverage its comprehensive repository of data to transform how the real estate industry drives incremental yields. This unique competitive advantage combined with a significant focus on innovation to drive long-term growth was critical in my decision to join the Board.”

“Dana is a seasoned SaaS executive that will no doubt contribute fresh insights as we evolve to a strategic platform partner for our clients,” said Jason A. Wright, lead Director for RealPage. “As a growth-minded leader with extensive software change management experience, Dana is a superb choice to join the team as we continue our transformation.”

Ms. Jones currently serves as the chief executive officer of Sparta Systems, the market leader in digital enterprise quality management software for the life sciences industry. Ms. Jones is an accomplished software executive with decades of experience leading and growing cloud-based global enterprise software businesses. She also serves on the Board of Directors for Agilysys (NASDAQ:AGYS), the leader in hospitality software. Prior to joining Sparta, Dana served as CEO of Active Network, the leader in activity and event management software. Under her leadership, the company experienced significant growth, leading to the sale of the Sports and Communities divisions to Global Payments Inc. (NYSE:GPN) for $1.2 billion.

Prior to joining Active Network, Jones was chief marketing officer and Senior Vice President of Products for Sabre Airline Solutions, a division of Sabre (NASDAQ:SABR) which is a global provider of software to the airline industry. Prior to Sabre, Ms. Jones co-founded Noesis Energy, and served as executive vice president of Product, Sales, Marketing and Operations. She holds a Bachelor of Science in Engineering in industrial and operations engineering from the University of Michigan.

About RealPage
RealPage is a leading global provider of software and data analytics to the real estate industry. Clients use its platform to improve operating performance and increase capital returns. Founded in 1998 and headquartered in Richardson, Texas, RealPage currently serves over 12,000 clients worldwide from offices in North America, Europe and Asia. For more information about RealPage, please visit https://www.realpage.com.

Contact:
Investor Relations
Rhett Butler
(972) 820-3773
rhett.butler@realpage.com